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This filing consists of the transcript of a conference call with investors held by SkillSoft Public Limited Company (the “Company”) on February 12, 2010:
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Event ID: 2743248
Culture: en-US
Event Name: SkillSoft Announces Agreement on the Terms of a Recommended Acquisition for Cash by Private Investor Group
Event Date: 2010-02-12T13:30:00 UTC
C: Geoff Grande;Financial Dynamics;IR
C: Chuck Moran;SkillSoft PLC;Chairman, President and CEO
P: Ariel Sokol;Wedbush Morgan;Analyst
P: George Sutton;Craig-Hallum Capital;Analyst
P: Trace Urdan;Signal Hill;Analyst
P: James McClurken;Jefferies & Co.;Analyst
C: Tom McDonald;SkillSoft PLC;EVP and CFO
P: Jeff Silber;BMO Capital Markets;Analyst
P: Andrew Thut;Blackrock;Analyst
P: Brandon Dobell;William Blair & Co.;Analyst
P: Matthew Kempler;Sidoti & Co.;Analyst
P: Jerry Herman;Stifel Nicolaus;Analyst
P: Robert Moses;RGM Capital;Analyst
P: Ben Andrews;Wanger Asset Management;Analyst
P: Lance Marx;Wells Capital Management;Analyst
P: John McPeake;Alger;Analyst
P: Robert Maina;CRM LLC;Analyst
P: Scott Haugan;Tide Capital;Analyst
P: Operator;;
+++ Presentation
Operator: Good morning. My name is Tonya and I will be your conference operator today. At this time, I would like to welcome everyone to the SkillSoft investor call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).
     I would now like to turn the call over to Geoff Grande, from FD.
Geoff Grande: Thank you, Tonya, and good morning, everyone. By now you should have seen a copy of SkillSoft’s press release announcing SkillSoft execution of an agreement to be acquired by an investor group of private equity firms. If you have not, you may retrieve it from the Company’s website at www.SkillSoft.com. On the call with us this morning from SkillSoft are Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer.
     I would like to remind everyone that some of the comments made today or some answers in response to your questions may contain forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

     Factors that could cause or contribute to such differences include the risks that closing conditions to the acquisition are not satisfied; competitive pressures; changes in customer demands or industry-standard; adverse economic conditions; loss of key personnel; litigation; and other matters disclosed under the heading risk factors in the Company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking information provided by the Company in this conference call represents the Company’s views as of today’s date, February 12, 2010.
     While SkillSoft may elect to update this forward-looking information at some point in the future, the Company specifically disclaims any obligation to do so. This forward-looking information should not be relied upon as representing the Company’s views as of any date subsequent to the date of this conference call.
     Also we would like participants in this call to be aware that because of the short amount of time between the press release announcing this call and the time of the call, statements made on this call may not constitute valid public disclosure for purposes of regulation FD and that therefore the remarks of the SkillSoft representative on this call must generally be limited to information that has already been publicly disclosed. Please bear this in mind. The SkillSoft representatives are not able to provide complete answers to some of your questions.
     With that, I would now like to turn the call over to Chuck Moran. Chuck, Please go ahead.
Chuck Moran: Thanks, Geoff. Good morning, everyone, and thank you for joining us on such short notice. By now I assume you are all aware that SkillSoft announced earlier this morning that it has entered into a definitive agreement to be acquired by a private investor group comprised of Berkshire Partners, Advent International, and Bain Capital Partners. Under the terms of the agreement, SkillSoft shareholders will receive $10.80 in cash for each SkillSoft ordinary share or ADS. This represents a 26% premium to the average closing price of SkillSoft ADSs over the one-year period ended on February 11, 2010 and a 49% premium to the average closing price of SkillSoft ADSs over the five-year period ending February 11, 2010.
     The fully diluted equity value of the transaction is approximately $1.1 billion. The SkillSoft Board feels this transaction delivers excellent value and liquidity to SkillSoft’s shareholders. The transaction represents an endorsement of the success of SkillSoft’s business and our ongoing commitment to provide our customers and shareholders with significant value.
     The acquisition agreement has been unanimously approved by both the SkillSoft Board of Directors and a committee of independent SkillSoft directors. The SkillSoft Board intends to recommend to SkillSoft shareholders that they vote in favor of the acquisition. Also each of the SkillSoft Directors has executed an agreement to vote their shares in favor of the acquisition.
     In evaluating this transaction, the SkillSoft Board was advised by Credit Suisse. The acquisition will be affected by means of a scheme of arrangement under Irish law under which the private investor group will acquire all of the outstanding securities of SkillSoft from SkillSoft shareholders for cash.

The acquisition will be subject to the terms and conditions set forth in the scheme of arrangement document to be delivered to SkillSoft shareholders.
     To become effective, the scheme of arrangement requires among other things the approval of a majority in number of SkillSoft shareholders representing 75% or more in value of the SkillSoft shares held by such holders. The closing of this transaction is subject to various conditions including approval of the transaction by SkillSoft’s shareholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, and the approval of the High Court in Ireland.
     The definitive agreement includes provisions permitting SkillSoft’s Board to solicit for a period of approximately three weeks and to accept an alternative acquisition proposal if that proposal is deemed by SkillSoft’s Board to be more favorable to SkillSoft’s shareholders subject to our obligation to reimburse the private investor group for expenses they incurred in connection with this transaction.
     With that, I would now be happy to take your questions. Operator?
+++ q-and-a
Operator: (Operator Instructions) Ariel Sokol, Wedbush.
Ariel Sokol: Good morning. So a lot of questions. But I will start off with how many buyers have you shopped this company to over the past nine months?
Chuck Moran: Well, without giving specific numbers and it’s disclosed in the 2.5 announcement that we have through the course of our history had active discussions with a variety of strategic and private equity buyers potential. If you recall in previous conference calls, it’s been our philosophy to always be in front of potential firms, whether they be strategic or private equity firms, so that they know we are on the radar screen that if there are opportunities for us to partner with them or to be acquired, that we would certainly be — they would be aware of us. So over the course of time, we have had several.
Ariel Sokol: Okay, so I guess next question is why exactly are you selling the Company now rather than a year or two from now when the economy recovers and sales pick up? I just seem to recall the comment the Company would grow topline organically by 10% or so. It seems potentially you can get more value for the Company if you wait a little bit longer, unless I’m missing something. So what potentially am I missing here?
Chuck Moran: Well, you could read in the 2.5 announcement all of the details for the reasons of the acquisition and the Board’s thinking but to give you some specifics, when we talked about 10% organic growth rate, that was something that we looked at in an economic environment which we are not in today of course and the characteristics of the training market has certainly shifted during this economic time. The growth rates have been reduced. The trends in terms of customer buying is much more discretionary now with training budgets as you would expect being under pressure due to the economy and pricing issues. And our Board looked at our operating plan for fiscal 2011 and anticipates that 2011 will be a more challenging year than is reflected in the 2011 mean estimates of security analysts published with institutional brokers’ estimates.

     And a variety of other aspects relative to our strategies involving areas that we would potentially grow in but have to invest in and trading that off with the risks and the uncertain likelihood of success got them to the conclusion that this was the right acquisition approach.
Ariel Sokol: So you said that — I guess the potential budget for next year could be slightly lower than the consensus of estimates put out by analysts. What is the magnitude of the difference, the variance?
Chuck Moran: We are not in a position to issue any guidance yet until we do on our normal conference call, which would be sometime after we finish our Q4.
Ariel Sokol: Okay, I guess my last question and then I will pass it on, but regarding valuation of the Company, I have not had time to go through the entire document, but maybe could you walk me through how the Company was valued?
Chuck Moran: Well, we certainly had experts helping us, CSFB as being our financial expert, but this isn’t the forum and I can’t give those types of details because they are not disclosed in the current documents.
Ariel Sokol: Okay, thank you.
Operator: George Sutton, Craig-Hallum.
George Sutton: This is a long time in coming, so congratulations. With respect to the go shop provision through March 6, I just want to clarify. So you are saying there is no payment that would be made to the private equity group other than their expenses. Are you able to quantify — I assume those are relatively small expenses.
Chuck Moran: Yes, it’s 1% of the deal value is the cap and those are of actual expenses.
George Sutton: I see, okay. With respect to who has taken a look at this business, I assume you have gone to both strategic and financial buyers in this process?
Chuck Moran: Well, over the course of time, as I said in the prior question, we have made it part of our plan and activities to make sure we had discussions with a wide variety. And independent of our own discussions, we’ve had several bankers that have also had similar types of discussions, but that does not preclude us from proactively going out in the go shop period and entertaining the discussions further.
George Sutton: And then lastly, just if I were to think through the timing with the go shop ending March 6, then you would be waiting on Hart-Scott-Rodino. Then you would be getting approval from shareholders and then the High Court. Can you give us a sense of — a general sense of what the timing might look like through that process for close?
Chuck Moran: It’s really difficult to estimate because it’s based on whether we get any reviews from any of the government agencies and getting approvals of that, and making sure we meet all the obligations of the conditions and so forth. But a guesstimate could be in that three- to four-month time period.

George Sutton: Okay, and then one other thing, the 75% rule, that is specifically an Irish court Rule? That’s why that is an unusually high percentage?
Chuck Moran: Yes.
George Sutton: Okay. Thanks, guys. Again, congratulations.
Operator: Trace Urdan, Signal Hill.
Trace Urdan: Good morning, guys, and congratulations. I am wondering if — unfortunately, I haven’t read the documentation. It’s a little earlier out where I live. But can you tell us — are you and Tom, Chuck, going to be retained in any kind of employment agreement as part of this?
Chuck Moran: We do not have any employment agreements or any negotiated agreements with the parties. It is our expectation that we would like to stay and they have certainly said that they would like us to say, but there’s nothing in writing that secures that.
Trace Urdan: Okay. The second question is — are you all planning any kind of outreach effort during this period to sort of talk to your shareholders on a one-on-one basis?
Chuck Moran: Yes, we will do that but we have to remind everyone that per Irish law, we have to have a CSFB representative on all conversations we have with investors.
Trace Urdan: And are you going to be able to participate in their upcoming conference?
Chuck Moran: No, we will not be participating in the conference.
Trace Urdan: All right, thanks very much.
Operator: James McClurken, Jefferies & Co.
James McClurken: Good morning, guys. Apologies if I missed this earlier, but have you given any sort of guidance as far as organic growth going forward?
Chuck Moran: We originally had said prior to the economic environment that we thought we could grow the business 8% to 10% topline but obviously in a depressed economic environment, we would not be able to hit that. So we have not given any specific quantifiable numbers beyond that.
James McClurken: Okay, and in terms of the NOLs that are currently on the balance sheet, will the buyer be able to fully utilize those?
Tom McDonald: That is kind of difficult for us to determine. It really depends — on their particular situation and how they — how that will work with their financial situation. So it’s kind of difficult for us to really comment on their financial structure.
James McClurken: Understood, is there any more you can give us in terms of the cost of the debt?

Chuck Moran: When you say the cost of the debt meaning —?
James McClurken: The debt being used in the acquisition.
Chuck Moran: No.
James McClurken: Okay, great. Thank you.
Operator: Jeff Silber, BMO Capital Markets.
Jeff Silber: All my questions have been answered. Thanks.
Operator: Andrew Thut, Blackrock.
Andrew Thut: Hi, guys. How are you? I’m just really confused about the price of the deal. You guys were able to do as a last quarter I think $1 in cash run rate earnings for a business that we think is going to grow 8% to 10% topline longer-term. Sort of coming out of the teeth of the worst recession ever and you guys have done $1 in earnings and it looks like the economy is turning. The employment numbers are getting better and yet you are willing to sell the company for under 11 times earnings. I guess I’m really struggling with the metrics that the bankers used for valuation.
Chuck Moran: Well, we think that our Board with the input from the banks that we did get a very good price. We think we got the best price we could negotiate balancing a lot of the things that our Board knows in terms of their understanding of the market, the risks associated with running the business, investments that it may take to move the business forward, the competitive environment we are in, and the adoption rates of e-Learning and a wide variety of issues that we certainly have visibility to end you may have some but not all of that visibility of.
Andrew Thut: I guess I’m — the competitive environment, you guys are basically a monopoly in this space, right?
Chuck Moran: No, we don’t believe we are at all. There’s over a 1000 competitors that do something like what we do. And if you haven’t had a chance to read the document yet, which maybe you haven’t because it’s been a limited time period, our fiscal year ‘10 bookings were down from prior year, so obviously fiscal year ‘11.
Andrew Thut: Well, wasn’t everyone’s fiscal year bookings down in the software space year-over-year in the worst recession ever? And you guys were still able to — presumably it’s not going to stay down at these depressed levels, right?
Chuck Moran: I can’t comment on what other people’s bookings are, Andrew.
Andrew Thut: Thanks.
Operator: Brandon Dobell, William Blair.
Brandon Dobell: Thanks, just one quick clarifying question. The 75% threshold, I’m assuming that’s the number of shares versus number of shareholders?
Chuck Moran: That’s correct.

Brandon Dobell: Just want to make sure just to make sure about that. Then in terms of information flow from you to us obviously just given calls with a CS person on the phone. But other than that, fourth-quarter earnings reports, if we want to do calls with you guys logistically how are you going to handle things or is it really just kind of quiet until you get through HSR some kind of timeframe like that?
Chuck Moran: We have to run the business normally and we will decide at the appropriate time when we finish our audit if it makes sense to hold a quarterly and annual conference call.
Brandon Dobell: When — would that be on kind of the usual timeframe, early March kind of timeframe perhaps?
Chuck Moran: I’m sorry, could you repeat that?
Brandon Dobell: If you guys do hold a call, would it be on the regular schedule, so early to mid March or something like that?
Chuck Moran: We would hope to be, yes. And we will be doing hopefully walking a fine line between trying to run the business as we normally do, but also there may be some restrictions that — because this is pretty new to me that we had to adhere to relative to Irish law. So I’m a little bit careful in answering questions about the future just because they — share a lot of things that I don’t know and I don’t want to say something that then I have to change and disappoint people.
Brandon Dobell: Fair point. Then final question for you, having not read the document yet and not too familiar with a couple of the investors in the investor group. What is their or what has been their prior history in the either kind of corporate training, e-Learning, education sectors? Do they bring anything to the table that you thought was going to be additive to how you could run the business?
Chuck Moran: They certainly bring a variety of things to the opportunity, starting with obviously a large investment capacity so that as we look to grow the business and to move it forward, whether that be through additional investments or acquisitions, there are certainly opportunities there. But they do have a very good track record of working with management teams in software and services areas and rather than taking down each one if you were to go to each of the firm’s websites, you would see why they were excellent choices to partner with.
Brandon Dobell: Fair enough, thanks.
Operator: Matthew Kempler, Sidoti.
Matthew Kempler: Good morning. So the first question was just a clarification. I missed it earlier. The 75% number, is that the number of shares that need to vote in favor of the offer to get it approved?
Chuck Moran: Yes, sir.
Matthew Kempler: Okay. Did you at all have — or your banks have the chance to run by this price under an NDA with any of your larger shareholders?

Chuck Moran: No.
Matthew Kempler: Okay, and then the final question I have is March 6 is the end of the go shop period, which is less than four weeks. It just seems like a very short period. It took SSI three months to come to a conclusion with their offer. Is it realistic that competing parties can really complete due diligence within three weeks?
Chuck Moran: Well actually this is uncharacteristic in typical Irish deals because the process through Irish law really invites and makes open the opportunity for investors to come in. And if you look at most deals that are done, they don’t have a go shop provision. So this is actually rather unique that there is one in there. And even when that expires, that still does not prevent anyone from coming in with an unsolicited proposal.
     So we think we did quite well in our negotiations to maximize the opportunity should there be one out there.
Matthew Kempler: Okay, can you talk at all about — a list of potential interested parties that you think will be looking at the name over the next few weeks?
Chuck Moran: Now, I couldn’t speculate on that. Sorry.
Matthew Kempler: Okay. Do they have an active roster though?
Chuck Moran: I can’t comment on that. They are generally known in the market in the business, so I’m sure CSFB will do an excellent job of figuring out who the potentials are.
Matthew Kempler: Okay, thank you.
Operator: Jerry Herman, Stifel Nicolaus.
Jerry Herman: Thanks. Good morning, everybody. Just wanted to ensure, Chuck, you mentioned a couple times previous discussions with potential buyers. The question is did this actually involve a formal process to sell the Company?
Chuck Moran: No, it didn’t, and just to be aware, there is a strict process that needs to be followed due to Irish law that you are only allowed to discuss serious acquisitions of the entire company with one buyer at a time without going to the Irish takeover panel and asking for permission or a waiver from that. So we did not have an active shopping thing, but as I’ve mentioned in the past on the call and in prior calls, it was always been our strategy to let our Company be known to private equity and strategic buyers for maximizing the opportunities for SkillSoft. And I think this is part and parcel with that.
Jerry Herman: Okay, and then another question with regard to the go shop. I agree it does seem very short. What would actually — what level of interest would stall that process? Or relative to your previous comment about only being able to negotiate with one buyer at a time, does that technically mean you have to go beyond the go shop period for somebody else to step up?
Chuck Moran: Yes, once you have announced this, it doesn’t apply. It’s in the prior to announcing a deal, so we have a lot of flexibility to canvass the market for potential people interested in the Company.

Jerry Herman: Can the go shop be extended?
Chuck Moran: No.
Jerry Herman: So in theory, in reality you do have to have full diligence done within a three-week period?
Chuck Moran: No, you can start the process and we will then be in a position to notify that they are on a list that we can continue to work with and carry that through whatever length is reasonably appropriate. This is done I think in conjunction with Irish takeover panel to ensure that the process is fair and equitable for all companies getting access to the same information and having ample time but not protracted time to do a diligence.
Jerry Herman: And forgive me because there is — we didn’t get through the entire document either, is there any indication of shareholder meeting for approval timing on that?
Chuck Moran: Not yet.
Jerry Herman: And then, Chuck, you mentioned that you and Tom do not have employment agreements, which I think is kind of interesting. Do you have an agreement to participate in the deal from an equity perspective?
Chuck Moran: No, we have no agreements whatsoever.
Jerry Herman: Okay. And then with regard to your commentary about the outlook in 2011 and that relative to Street expectations, it looks like the Street expectations are predominantly flattish for 2011. Does that imply that the business has deteriorated relative to that consensus?
Chuck Moran: Well, bookings are down from the prior year and as you know, there’s a lag effect between bookings and revenue recognition on the subscription revenue that we have.
Jerry Herman: Okay, all right, and you guys will still disclose backlog on the conference call, I would assume.
Chuck Moran: Well, we haven’t firmly decided exactly what we are doing and what we are not because of this new wrinkle, but we will certainly give you folks notice of when we and if we have the call.
Jerry Herman: Okay, thank you.
Operator: Robert Moses, RGM Capital.
Robert Moses: Just first a clarification on the go shop process because again some of it may have to do with Irish law. But is it pretty typical that you would set up kind of a war room, if you will, CSFB would cast the net pretty wide and you would kind of invite people to — just talk about kind of what the expectations, what First Boston has told you they are planning to do over the next three weeks?
Chuck Moran: The CSFB process is one that they are experts at, as you know, and they have a lot of contacts, a lot of ideas of where they think potential interest could lie with a Company like SkillSoft. And they’re going to certainly pursue that vigorously and make sure that they don’t leave any stone unturned to the best of their knowledge and abilities. But to get into more specifics than that, I am not in a position to do that.
Robert Moses: Okay. Maybe, Chuck, could this be viewed as somewhat of a backstop where you have a price to work from just given Irish law and the process to that and we have a pretty good sense that you guys are shareholder-friendly given your concern about 2011 and getting a kind of price in hand to work from.
     Maybe a touchy subject, but is that a reasonable thought process as a shareholder to think about?
Chuck Moran: You know, when our Board looks at making this decision, which they certainly took with very care and labored on, they took a variety of things in terms of what today’s price would be, what the market would be going forward, what the competitive position would be, how that would be reflected in the value of the Company. And as I mentioned earlier, our bookings were down this year compared to last year and that would in their view have an impact on the going forward basis of the share value.
     So in the end, we think there’s a variety of factors that are baked into the Board’s decision as to what they view as the price today and the value. We may get more than $10.80 if someone else comes along and improves a bid but the BOARD thinks $10.80 is a very fair price.
Robert Moses: Okay, Chuck, and just did you disclose the actual percentage the bookings were down or you just said they were down for last fiscal year?
Chuck Moran: Yes, we did not disclose the percentage.
Robert Moses: Okay. Just lastly, we got the sense that the Company was a bit at the crossroads. I think you talked publicly about kind of investments. You made the NETg acquisition. You worked through that. You got margins up. You had kind of two options. One was to invest heavily in the business. The other was to potentially look outside, maybe in the LMS space and others.
     Was this part of the thought process, that — and as the Board thought through how you are going to create the most value, was that the other kind of leg, if you will, the other path to go down this kind of acquisitions yourselves or increased investment as you thought about the buyout itself?
Chuck Moran: Yes, it was. The Board really in their thinking cast a very wide net in terms of the opportunities that the Company could pursue in certainly small as well as large acquisitions and existing or in adjacent spaces were all factored in. And weighing the relative risks of those both short-term and long-term and the execution risks drove them to the conclusion that this was the right decision for the Company.
Robert Moses: Thanks, Chuck.
Operator: (Operator Instructions) Ben Andrews, Wanger Asset Management.
Ben Andrews: Good morning, Chuck. Just out of curiosity, why weren’t the larger shareholders consulted?

Chuck Moran: The reason the larger shareholders were not consulted is we are walking a fine line of Reg FD and we need to be very careful to what we communicate without tipping our hand and letting leakage get out. And I think that our experts and our Board’s opinion was that it would be a very limited window if we were to get a firm to acquiesce and sign an NDA, which they would have to do in advance to share the information and they would be reluctant to share the information without knowing what it was going to be involving and how long they would have to be tied up or locked up from trading. So it puts us in a very uncomfortable position of risking, leaking a potential offer or discussion and then we decided just to not pursue that.
Ben Andrews: Even though your largest shareholder has been an investor with you for some time and has gone through a fair bit of turmoil in you growing this COMPANY?
Chuck Moran: All those facts you’ve said are absolutely correct and all of our large shareholders and small but particularly large ones were in mind when he thought of that as an option. But we looked at the risk of putting the Company in as well as the risk for someone that then would be tied up and maybe wish they weren’t tied up in terms of their ability to trade and the Board decided that wasn’t the right approach.
Ben Andrews: Would you mind coming to see me, Chuck?
Chuck Moran: I’d be happy to.
Ben Andrews: Thank you.
Operator: Lance Marx, Wells Capital Management.
Lance Marx: Good morning, Chuck and Tom. I just have — I guess I’m trying to understand Irish law a little better, Chuck or Tom. And so just so I’m clear, in terms of — I don’t know, we’ll call it having an auction process or putting a for sale sign up, does there have to be a signed deal with one party before you can tell other parties you are for sale? Or I guess I’m just not clear on the process and what Irish law restricts you from having done or in terms of the process.
Chuck Moran: Well, we could as a Company publicly announce that we were going to sell the Company, but that was not an approach that we wanted to take for a number of reasons. One, we weren’t actively selling it, but secondly, it’s a very disruptive thing from an employee perspective, from a customer relationship perspective, and from a competitive perspective. So unless we were to do that, we do have to comply with Irish law and talk with people on a very [serial] one-off basis.
     Now you can go and ask the Irish Takeover Panel for permission to expand and talk with more people but there’s no guarantee they would do that and they may also require you to then announce that you are in discussions. And then that gets you into the same position where you upset your customer base and expose your employees and your competitive situation.
Lance Marx: Sure, but just so I am clear, understanding what you said, it’s fair to assume that there are a number of potentially interested parties who might not have known the Company was for sale, was discussing a sale, or was interested in selling the Company?

Chuck Moran: That is correct and that is why we are very pleased that we have added the go shop provision in, which again in the typical fashion is usually done a different way in the US with US companies. But in Irish-based companies, the process is set up so that it really invites and makes it very easy for companies to come in. There’s no large breakup fees that you typically do in US company deals and so forth. The access to information is by law required to be equal to for any information that has been disclosed to the buyers with another suitor as long as they ask for it.
     So it’s a real process that promotes openness and invites other parties to come in.
Lance Marx: Right, right, okay, that’s very helpful. Thank you.
Operator: John McPeake, Alger.
John McPeake: Do you know what the bookings are?
Chuck Moran: Yes.
John McPeake: And why are you not sharing those with us?
Chuck Moran: We never share bookings.
John McPeake: Not once a year?
Chuck Moran: Never. We share a backlog number, and a guaranteed backlog as related to the revenue that we are projecting, the midpoint of the revenue for the beginning of the fiscal year, which we do once every year at the beginning of the year. But we’ve never in our history shared bookings.
John McPeake: Okay, so there’s a bit of asymmetric information here. What about renewals. Can you qualitatively talk — we went through a peak renewal period. How did that look?
Chuck Moran: We talk about that at our fiscal year-end conference calls historically and we will decide whether we will do that or not on this call, but it would be inappropriate for me to disclose that now because this isn’t a Reg FD approved call and that information I think is material.
John McPeake: Right, I think this is considered to be public disclosure, having a conference call though, right?
Chuck Moran: It is not because we did not give enough advance notice for the call.
John McPeake: Okay. Can we have a call tomorrow, then?
Chuck Moran: I’m afraid not.
John McPeake: All right, the last question is this is a financial buyer? Should I term them that?
Chuck Moran: You could term them any way you want. That sounds accurate to me, but —

John McPeake: Well, in the fair purchase price, is there a return to that financial buyer imputed?
Chuck Moran: I think that their view is one where they look to grow the business as opposed to buying it and keeping it status quo.
John McPeake: Not to sell it in the future?
Chuck Moran: I can’t speculate what their views are long-term, but their I think objective is to grow the business.
John McPeake: Okay. So we can’t get any magnitude of bookings or renewals or anything like that?
Chuck Moran: Bookings, no, and renewals not at this time. Maybe we will give that out later, but bookings we do not give out as a practice.
John McPeake: Okay, last question, when do you think you’ll give the renewals or sort of when do you think you will have a call on the results?
Chuck Moran: If we were to have one it would be in the March time period where we typically have it after we have our Board meeting and finish our Q4 audit.
John McPeake: Okay. Thanks, guys.
Operator: Jerry Herman, Stifel Nicolaus.
Jerry Herman: Guys, just to follow up on that point, I’m sensing that you are not sure you are going to have a call with regard to the fourth-quarter and full-year results. I guess the question is a couple-parter. Number one is what would be the latest day you can report your results? And my sense is that in order for shareholders to make a reasonable judgment they would need to know what the backlog numbers look like.
Chuck Moran: Well, we think that — again, I am being very cautious here in my comments simply because I am not an expert in Irish law. So assuming that we are allowed to release our Q4 results and we aren’t tripping up any things that I don’t know, there’s probably a likelihood that we would. Do you want to address the other question, Tom?
Tom McDonald: As far as the normal information that we would provide, as Chuck mentioned, as long as it doesn’t trip anything from an Irish law standpoint, we would expect to provide the same information that we have always done.
Jerry Herman: Okay, thanks. I knew you were in tricky waters, guys. I appreciate the input.
Operator: Robert Moses, RGM Capital.
Robert Moses: Just a couple follow-ups on specifics. Could you talk about any material adverse clause provisions that are out of the ordinary or just anything you can disclose on that front?
Chuck Moran: Well, you can read the document, but there are I would say pretty much standard ones where obviously we are not at liberty to spend millions of dollars or incur millions of dollars of debt and things of that nature. But in typical deals for Ireland, financing is guaranteed, so that is not one.
Robert Moses: Okay, could you talk about any I guess if you could term it a reverse breakup fee, just ability for the financial buyers to walk from this? Was there a disclosure in the documents for that?
Chuck Moran: It is in there and it is part of the — there’s a 1% if it’s for us to change our mind and paying expenses. But there aren’t any reverse as far as I’m concerned, as far as I know.
Robert Moses: So they could in theory tomorrow just decide not to go forward with this transaction and walk from it without any financial impact?
Chuck Moran: No, they are secured with financing and have a commitment. It is now up to the Board to help the deal go through and for shareholders to vote it. And as long as that happens and we meet some of the other conditions like government approval, like Hart-Scott-Rodino and things like that, then the deal would be approved.
Robert Moses: I guess just on that point I guess since it is a financial buyer I’m not aware of their portfolio. They may have some similar businesses, but do you anticipate anything either in HSR or even kind of Irish law, European EU law that would limit that — the likelihood of this transaction closing?
Chuck Moran: This is my personal opinion. You are taking it from someone who is not a lawyer and not an expert, but I do not.
Robert Moses: Fair enough, thanks.
Operator: Robert Maina, CRM LLC.
Robert Maina: Good morning, Chuck and guys. I just want to make a statement here. I really would appreciate it if we’re going to go ahead with this as the shareholder, we’ve been here I think among the longest if not the longest, we really would appreciate some more information before proceeding with the decision. Thank you.
Chuck Moran: You’re welcome. Jus as a note, there’ll be a lot more information coming out in subsequent time as we file a proxy and it will have a lot more information than just what was in this very brief but still I think relatively informative 2.5 release and press release.
Operator: [Scott Haugan], [Tide Capital].
Scott Haugan: Chuck, can you just walk through briefly what the timeline of events and information here is?
Chuck Moran: You mean in terms of as we move forward with the timetable for this acquisition?
Scott Haugan: Yes, just what are all the next five steps here and what is the timing on them?

Chuck Moran: I can give you a high-level view. We obviously have to file documents with the SEC and the Irish Takeover Panel and submit an HSR filing which we hope to do in a couple weeks time. We have to wait for their comment period and then the go shop period expires in about three weeks, which is around the first week in March. And we then will be sending out a scheme document mailed to SkillSoft shareholders and convening a court meeting and an extraordinary general meeting known as an EGM and for the mid-March time period.
     Assuming that we don’t have inquiries from our S filings and so forth and following the normal motions and such, we are looking towards some time in the May/June time period.
Scott Haugan: And so in terms of how this process works, by the time you have that scheme or document or whatnot, you are going to tell us basically whether you have found a better offer or whether the current $10.80 offer stands. Is that sort of how it works?
Chuck Moran: Yes.
Scott Haugan: Okay, then I assume this would be the case but the investor here to begin with I assume has your bookings and your renewal information in hand, correct? In their due diligence?
Chuck Moran: I’m sorry, can you repeat that?
Scott Haugan: I assume the investor partner here has in their due diligence has your bookings and renewal information in hand.
Chuck Moran: That’s correct.
Scott Haugan: Okay, thanks.
Operator: Thank you, there are no more questions. I would now like to turn the call back over to Chuck Moran.
Chuck Moran: Thank you for your time and I apologize for such short notice. Goodbye.
Operator: This concludes today’s conference call. You may now disconnect.
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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
The Company plans to file with the SEC and mail to its shareholders a Proxy Statement (comprising the Scheme Document) in connection with the proposed Acquisition and the Scheme. Investors and shareholders are urged to read the Proxy Statement (comprising the Scheme Document) carefully when it becomes available because it will contain important information about the Company, the proposed Acquisition and the Scheme and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement

(comprising the Scheme Document) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement (comprising the Scheme Document) from the Company by contacting SkillSoft PLC, Attention: Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA; telephone number: (603) 324-3000.
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Scheme. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, supplemented by Form 10-K/A dated May 28, 2009, and its Proxy Statement on Schedule 14A, dated August 26, 2009, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This document includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Statements in this document regarding the proposed transaction between the Investor Group, SSI Investments and the Company, the expected timetable for completing the proposed transaction and any other statements about the Investor Group’s or the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2009, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Investor Group and the Company in this document represent the views of the Investor Group and the Company as of the date of this document. The Investor Group and the Company anticipate that subsequent events and developments may cause their views to change. However, while the Investor Group and the Company may elect to update these forward-looking statements at some point in the future, the Investor Group and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Investor Group’s or the Company’s views as of any date subsequent to the date of this document.
Legal Information
The directors of the Company accept responsibility for the information contained in this document, other than that relating to SSI Investments, Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC and the directors of SSI Investments and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of SSI Investments accept responsibility for the information contained in this document relating to SSI Investments, Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC and the directors of SSI Investments and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SSI Investments (who have taken all reasonable care to ensure such is the case, the information contained in this document for which they accept responsibility) is in accordance with the facts and does not omit anything likely to affect the import of such information.
Credit Suisse, which is regulated under the laws of the United States of America, is acting as lead financial advisor to the Company and no one else in connection with the Acquisition and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to the Acquisition, the contents of this document or any proposed transaction or arrangement referred to herein.
Morgan Stanley, which is regulated under the laws of the United States of America, is acting as lead financial advisor to SSI Investments and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI Investments and the Investor Group for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Acquisition, the contents of this document or any proposed transaction or arrangement referred to herein.
Barclays Capital, which is regulated under the laws of the United States of America, is acting as financial advisor to SSI Investments and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI Investments and the Investor Group for providing the protections afforded to clients of Barclays Capital or for providing advice in relation to the Acquisition, the contents of this document or any transaction or arrangement referred to herein.
WilmerHale and William Fry are acting as legal advisors to the Company. Ropes & Gray LLP and Mason Hayes + Curran are acting as legal advisors to SSI Investments, Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC.
This document does not constitute an offer to purchase, sell, subscribe for or exchange or the solicitation of an offer to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.
Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended (the “Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, one per cent, or more of any class of ‘relevant securities’ of the Company, all ‘dealings’ in any ‘relevant securities’ of the Company (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

Under the provisions of Rule 8.1 of the Takeover Rules, all ‘dealings’ in ‘relevant securities’ of the Company by SSI Investments or the Company, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Dublin time) on the business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Panel’s website at www.irishtakeoverpanel.ie.
‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.
The release, publication or distribution of this document in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this document and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction in respect of which it would be unlawful to do so, including (but not limited to) Canada, South Africa, Australia and Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.